Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Gaucho Group Holdings, Inc. on Form S-1 (File Nos. 333-233586 and File No. 333-271761) of our report dated April 29, 2024,, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Gaucho Group Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP
Marcum llp
New York, NY
April 29, 2024